Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:          Robert Monson, CFO

                        713-881-2816

SEITEL APPOINTS BKD AS NEW INDEPENDENT AUDITORS

HOUSTON, October 18, 2004 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced that the audit committee of the board of directors has appointed BKD, LLP as the company's independent audit firm, effectively immediately. BKD is ranked the ninth largest accounting firm according to the Public Accounting Report's Top 100 ranking for 2004.

"Our audit committee conducted an extensive analysis of auditing firms," commented Robert Kelley, chairman of Seitel's audit committee. "BKD was chosen because they were most compatible with our scope and needs in today's accounting environment, and we look forward to a long working relationship."

BKD will begin its engagement with the review of Seitel's quarterly results for the period ended September 30, 2004. The company expects to file its 10-Q with the Securities and Exchange Commission on time. An announcement on the specific date for the release of earnings will follow as soon as the company can work more closely with BKD on timing.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three- dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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